Exhibit 23.1

New York Office: 805 Third Avenue 14th Floor New York, NY 10022 212.838-5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MVRK Lifestyles, Inc.
Stantonsburg, NC

We consent to the incorporation in this Amendment No. 1 to Form S-1 dated February 13, 2024, of our report dated June 27, 2023, relating to the consolidated financial statements of MVRK Lifestyles, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ RBSM LLP

New York, NY

February 13, 2024

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide